Exhibit 99.1
RAE Systems Inc. (NYSE Alternext US:RAE)
Q4 2008 Financial Release Conference Call
March 5, 2009, 1:30 p.m. PST
The Operator:
Ladies and Gentlemen, thank you for standing by. Welcome to the RAE Systems Inc. fourth quarter and full year 2008 operations summary and earnings conference call. (Caller Instructions – listen only mode, how to indicate for questions, reminder call is being recorded). I would now like to turn the call over to Bob Durstenfeld, Director of Investor Relations.
Mr. Bob Durstenfeld:
Thank you. Good afternoon and thank you for joining us today for RAE Systems’ fourth quarter and full year 2008 operations summary and earnings conference call. With me today are Bob Chen, our Chief Executive Officer, and Randy Gausman our Chief Financial Officer. If you have not seen this afternoon’s earnings press release, it can be retrieved from our website at raesystems.com. If you would like a replay of this conference call, it can be retrieved two hours after this call from our website or from links in the call announcement.
I would like to remind you that the matters that we will be discussing today include forward-looking statements, as that term is used in Section 21E of the Securities Exchange Act of 1934, and as such, are subject to risks and uncertainties. Forward-looking statements may include, without limitation: expressions of “belief,” “anticipation,” or “expectations” of management; statements as to industry trends or future results of operations of RAE Systems and its subsidiaries; and other statements that are not historical fact. These types of statements address matters that are subject to risks and uncertainties, which could cause actual results to differ materially. Factors that could cause or contribute to such differences include, but are not limited to general economic and industry factors and receptiveness of the market to RAE Systems and its products. In addition, our forward-looking statements should be considered in the context of other risk factors discussed in our filings with the Securities and Exchange Commission, including but not limited to our annual report on Form 10-K and Form 10-Q filings, available online at www.sec.gov or our website. All forward-looking statements are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such statements.
As a reminder, we will not be commenting on analyst models.
Today, Bob Chen will discuss our 2008 operations and fourth quarter highlights as well as our outlook for 2009. Randy Gausman will review the financial results for the fourth quarter and year ended December 31, 2008. Then, before the Question and Answer session, Bob Chen will provide a business summary.
I’ll now turn the call over the Bob Chen. Bob go ahead please...?

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Mr. Bob Chen:
Thank you, Bob.
In 2008, RAE Systems delivered five percent revenue growth over 2007 even during these global, volatile, economic times.
We reported 2008 revenue of $95.4 million dollars, reflecting key strategic orders, introductions of many new products and an expansion of our international geographic presence. During 2008, we delivered eight innovative new products ranging from wireless, mesh radio sensors and repeaters to single gas sensors with a fast calibration station. We are progressively increasing our global installed base. During 2008, we increased the number of countries where we sell products from 85 to 95, including the Czech Republic, Kazakhstan, Nigeria and Tanzania.
Combining our diversified product line, our broad global reach and our strong brand reputation, we believe that we are well positioned to manage the difficult market conditions in 2009.
•	We remain focused on growing the depth and breadth of our product line. We have a more complete line of products for the oil and gas markets that include breathing zone protection, personal protection, wide area wireless sensing and compound specific toxic gas monitors.
Our new products for 2008 included:
•	QRAE 2 Pumped, a 4-gas monitor for confined space entry.

•	Four new, volatile organic compound or VOC monitors, three of which include Bluetooth wireless interfaces for data management,
•	The MiniRAE 3000 for general purpose VOC measurement;

•	The ppbRAE 3000 for parts-per-billion VOC measurement;

•	The compound specific UltraRAE 3000; and

•	The MiniRAE Lite.
•	We introduced our next generation single gas monitor, the ToxiRAE 3, along with the fast, single gas, calibration and bump test station for this product family, the AutoRAE Lite.

•	We introduced the RAELink 3, a new wireless modem to increase the flexibility of our AreaRAE and other wireless enabled products.
We also launched a more focused website that contains specific information on our five key markets for our U.S. customers.
Our new product solutions are gaining traction in the marketplace.
•	Our customers’ needs are diverse; whether they are focusing on cost, performance, durability or reliability. Our enriched and differentiated product line provides the solutions that our customers require. We have differentiated ourselves from our competitors by manufacturing most of our own sensors to insure the best value for our customers. We have done this to control the quality and the cost of our sensors. Since

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2006, we have doubled the number of sensors that we manufacture to meet customer demand.

•	We are benefiting from an increase in recurring revenue from our consumables and replacement sensors. We believe this is partially due to the difficult economy. This is prompting companies to save money by maintaining equipment longer, rather than buying new products. Our goal is to deliver high-end customer service to build a sustainable recurring revenue stream.

•	We are making headway into displacing our competitors’ products. For example, a refinery in Austria selected our new next generation single gas monitor over a competitor’s model. We intend to use this beachhead as a means to introduce our more sophisticated instruments to this refinery and its six other affiliate refineries. We also have secured business from global oil producers in Indonesia, Germany and Kuwait.

•	In 2008, our wireless products business grew 32 percent over 2007. Our new innovative wireless technology, like our MeshGuard and the next-generation AreaRAE Steel, pave the way for us to enter new markets and cross-sell existing products. In the fourth quarter, we received our first MeshGuard orders from major oil exploration firms in Canada, the Middle East and China. This represents a significant step forward in our deployment of our wireless strategy. These major oil exploration firms also purchased other energy specific products for their operations in Bahrain, Brunei, Canada, Germany, Indonesia, Kuwait, Mexico, Singapore and the United States. Each of these successes validates our total gas detection solution strategy for this market. We expect MeshGuard to gain additional traction in 2009.

•	Our global first responder, homeland security and government business continues to grow. Following our U.S. National Guard order in the third quarter last year, we won first responder orders from around the world including Germany, Japan, Kuwait, Spain, and Vietnam, as well as many additional U.S. municipalities.

•	Our geographic presence and our suite of solutions have both grown. We are also experiencing an increase in the size of individual orders.
o	For example our Fushun coal mine safety operation received an order for 140 QRAE 2 Pumped, 4-gas monitors for compliance driven confined space entry.

o	We received an order for 14 ppbRAE 3000 from a Chinese provincial government Environmental Protection Bureau.

o	And, we won an order from the Kuwait Civil Defense Force for 10 AreaRAE Rapid Deployment Kits.
•	In China,
•	We are taking positive steps in our Fushun coal mine safety operations. Our digital mine safety and control system product has passed all of the safety tests and we are now waiting to receive the China Mine Safety Certification. We are further strengthening our efforts in the region by building upon our management team. During the fourth quarter, we appointed an experienced RAE Systems executive to vice president of finance and chief compliance officer for our China

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operations. He is responsible for the financial and regulatory compliance for all of our China businesses.

•	In addition, we have added an experienced professional to our China executive team to continue and further strengthen our China management. This key executive will be appointed the general manager of the Fushun operations. He has a strong coal mining and safety management background in both the U.S. and China.
As we look at 2009, we believe there are a number of opportunities.
•	Our five key markets: energy, hazardous material management, industrial safety, civil defense and environmental, will continue to provide a solid base for growth.

•	Also, we continue to have global events that warrant our monitoring solutions. Upcoming examples include:
o	The Shanghai World Expo scheduled to open in 2010;

o	The Winter Olympics in Vancouver, Canada in 2010; and

o	The Summer Olympics in London in 2012.
•	We are carefully evaluating the American Recovery and Reinvestment Act of 2009, or more commonly referred to as the “Stimulus Package”. We believe there will be multiple opportunities for our personal, hand-held and wireless solutions.
o	In military spending, there is money to equip military special operations units, military first responders, flight line operations and the environmental remediation in military base closures;

o	At the Department of Justice we see opportunities for public venue protection systems and upgrading state and local unseen threat detection tools;

o	In homeland security there are budget allocations for the Coast Guard and the Federal Emergency Management Agency; and

o	In Environmental Protection there are budget allocations for the EPA Hazardous Substance Superfund and the Leaking Underground Storage Tank Trust Fund Program.
•	Finally, we see opportunities over the next two years as China plans to spend seven percent of its gross domestic product on its own stimulus package. That money will be used to construct new railways, subways and airports and to rebuild communities devastated by an earthquake in southwest China last May.
With that I would now like to turn the call over to Randy for the financial update. Randy, please go ahead.

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Mr. Randy Gausman
Thank you, Bob.
For the fourth quarter 2008, we reported revenue of $24.0 million, compared with $27.5 million for the same period in 2007. In the fourth quarter, the Americas contributed 36 percent of our total revenue, Asia contributed 50 percent and Europe contributed 14 percent, compared with 35 percent, 53 percent, and 12 percent, respectively in 2007.
Gross margin for the quarter was 44 percent, compared with 51 percent for the same quarter of 2007, reflecting costs to complete long-term system integration projects in China and an increase in our inventory reserves.
Sales and marketing expenses were $5.4 million in the quarter, or 22 percent of revenue, compared with $8.1 million or 29 percent of revenue for the fourth quarter of 2007.
Research and development spending in the fourth quarter was $1.8 million or 8 percent of revenue compared with $2.7 million, or 10 percent of revenue for the fourth quarter of 2007.
Fourth quarter G&A expenses were $5.3 million, or 22 percent of revenue, and included $0.6 million of costs associated with our previously announced Foreign Corrupt Practices Act investigation. This compares with G&A expenses of $4.4 million or 16 percent of revenue for the fourth quarter of 2007.
Also, during the quarter the company recorded a non-cash goodwill impairment charge of $3.3 million. Overall, fourth quarter 2008 operating expenses were $15.9 million or 66 percent of revenue compared with $15.1 million or 55 percent of revenue for the fourth quarter of 2007.
The net loss for the quarter was $4.9 million or $0.08 per share, compared with a net loss of $7.5 million or $0.13 per share for the fourth quarter of 2007.
For the full year 2008, we reported record revenue of $95.4 million, which was a 5 percent increase over the $90.8 million reported in 2007. Gross margins were 51 percent in both years.
Notably, sales and marketing expenses decreased to $21.4 million in 2008, or 22 percent of revenue, compared with $25.4 million or 28 percent of revenue in 2007. This decrease was due to lower T&E spending, primarily in China, and reduced marketing program spending in both China and the Americas.
However, G&A expenses were $22.9 million, or 24 percent of revenue compared with $17.8 million or 19 percent of revenue in 2007. The year-over-year increase was primarily due to the $4.0 million expense related to the FCPA investigation and an increase in our accounts receivable allowance for bad debts of $1.4 million primarily related to our China operations.
Total operating expenses for 2008 were of $54.3 million including the FCPA investigation expense and the goodwill impairment charge. Combined, these two items accounted for $7.3

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million in operating expenses or 8 percent of our revenue for 2008. Total operating expenses for 2007 were $50.6 million or 55% of revenue.
The full year 2008 net loss was $7.2 million or $0.12 per share, compared with a net loss of $14.7 million or $0.25 per share for 2007.
Focusing on the balance sheet, we had cash of $14.8 million at year-end compared with $15.9 million at December 31, 2007.
Net cash provided by operating activities for 2008 was $3.2 million, which was offset by investments in property and equipment of $3.4 million and payments to related parties in our China subsidiaries of $1.2 million.
DSOs were 95 days at quarter end, compared with 80 days at September 30, 2008. Inventory turn was 1.6 times in the fourth quarter compared with 1.7 times for the third quarter of 2008. This represents about 142 days of inventory compared with 156 days of inventory at September 30, 2008.
During the fourth quarter, our revenue began to be impacted by the difficult and volatile economy and we did have some unplanned expenses for the year. However, we have maintained a strong focus on controlling our expenses and had it not been for the FCPA investigation and goodwill impairment charges our business operations would have been profitable for the year.
Looking forward to 2009, we expect the business outlook in the first half of the year to remain volatile or uncertain at best, yet we remain hopeful about an improving business climate in the second half of the year. As such, we believe revenue will be comparable to 2008 and perhaps slightly higher. We believe our strong management team, particularly in China, and our improving cost structure will help us manage through the difficult economic challenges ahead. As such, excluding the FCPA impact, we believe we will be profitable for the year.
Now, I will turn the call back over to Bob Chen for his closing remarks.
Mr. Bob Chen
Thank you, Randy,
Looking at 2008 in review, we had some significant challenges. We also benefited from many important accomplishments:
•	In 2008, our team stayed focused on our goals and accomplished the following results:
o	We have sold our products into ten additional countries

o	We have maintained gross margins of 51 percent

o	Many of our new products have already been accepted into the marketplace

o	We strengthened our global management

o	We continued to invest in R&D to maintain our lead in sensor technology

o	We grew our global customer base

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o	And we are diligently controlling costs
•	We enter 2009 with a differentiated product line and a strong lead in wireless sensing technology. We continue to have a diverse portfolio of markets. We will continue to grow our global presence. We have identified potential opportunities in both the U.S. and China economic stimulus packages. We will introduce several new products in the second half of the year. In addition, we have strengthened our senior management team, particularly in China.
Even though the worldwide economic climate remains volatile, we believe RAE Systems is well positioned to successfully manage through these challenges.
We do not expect revenue growth in the first half of 2009. If the worldwide economy stabilizes, we will see modest growth in the second-half of the year. Overall, we are cautiously confident that we will maintain top-line revenue comparable to, or improved slightly, over 2008. Also, excluding the impact of the continuing FCPA investigation, we believe our business operations will be profitable for the year.
I would now like to open the floor to questions.
Operator, please go ahead.
Q&A Session
OPERATOR
(Operator Instructions). [ PETE KOSIAK] with Morgan Keegan.
PETE KOSIAK
I was just wondering about how the investigation was proceeding. I know I guess on the previous one you had announced that you had estimated about $2.5 million in expense-related to it per quarter. And there’s a lot less than that now. Does that mean that it’s been wrapping up quicker than you had expected?
RANDY GAUSMAN
Pete, this is Randy. As we reported last quarter, we self-reported to the Department of Justice. And we have been continuing to have meetings with them on the discussion of our findings related to the violations of the FCPA. The first, the second or third quarter of last year we spent a lot of time doing the investigating and now we are actually in the process of reporting our findings to the DOJ and the SEC, I might add. So as that process begins to evolve, it is possible the expenses would increase going forward. But during the fourth quarter there was not much activity, but that’s not to say that the activity wouldn’t increase in the future. Also just I am sure that, anticipating a follow-on question, until we come to a resolution with the DoJ we have no way to determine what the outcome of the investigation will be in terms of how the Company may potentially be penalized.
PETE KOSIAK
Okay and do you have any protection for a timeframe for how long this could take on?
RANDY GAUSMAN
Not really because it’s really in their control, the Department of Justice and the SEC. They will determine the timeline.

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OPERATOR
(Operator Instructions). Ken Liddy with Wachovia Securities.
KEN LIDDY
Good afternoon. Your gross margins were down in the fourth quarter. Where do you see gross margins in the first half of the year?
RANDY GAUSMAN
We actually see them returning to our range of between 50 and 53 to 54%. They were lower in the fourth quarter, primarily because we finished up some projects in China which — long-term projects and we completed those. So we had some additional costs associated with those projects which brought down our gross margin.
KEN LIDDY
That’s for the DoJ investigations. Can you give us any outline of exactly what the violations were?
RANDY GAUSMAN
We can’t go into specific details, but there were findings by our Internal Audit Group early last year that were reported to the Audit Committee by the Board of Directors and based on those findings of possible violations of the Foreign Corrupt Practices Act which could include gifts and other things that were beyond the point of being reasonable, the Audit Committee and the Board launched an investigation. And those were the findings that were reported to the DoJ and the SEC in the fourth quarter of last year.
KEN LIDDY
The $4 million in expenses, what does that encompass?
RANDY GAUSMAN
That’s primarily professional fees. Legal expenses and forensic auditing expenses.
KEN LIDDY
And you previously commented you are not confident of the specific timeframe. Do you see it in the first half of the year that this will be resolved?
RANDY GAUSMAN
Again, it is just very difficult because it’s the regulatory agencies that really — are driving the timeline from here forward. And we are doing everything we can to comply with their request for information and when they want to have discussions with our investigative team.
KEN LIDDY
And your optimism regarding this, is it any — are you any more optimistic than you were at the end of the fourth — the previous quarter?
RANDY GAUSMAN
We are still in the early processes of having discussions with them and so it would not be appropriate for me to comment on those discussions.
KEN LIDDY
Understood. Getting back to business. With the China digital mine you are awaiting the license. Do you have a timeframe when you can tell us when you possible might be getting that?
BOB CHEN
I think we have passed all the tests. We expect probably by the end of the quarter or no later than the early part of the second quarter.
KEN LIDDY

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And from there would you proceed in selling your first mine or where we would you be with that?
BOB CHEN
Yes. That would be the case.
KEN LIDDY
And how big of an opportunity is there if you proceed?
BOB CHEN
We think that this is an innovative technology. You know digital monitoring systems, which offer a great value for safety and productivity. We believe there will be some good opportunities for us.
KEN LIDDY
Do you expect to see a wild-card to topping $100 million this year if it does proceed?
BOB CHEN
I am sincerely hopeful that would do it, but well of course in today’s climate we are doing the very best we can.
KEN LIDDY
Understood. Could you talk a little bit more about some of your larger wins in oil and gas?
RANDY GAUSMAN
I think as we talked about in our opening remarks, we’ve actually made some substantial progress both in the Americas as well as in Europe and the Middle East with these new products. And I think one product in particular that we launched last year, the MeshGuard — which is a portable monitoring device — we think it is going to have a significant impact in the exploration area because these people set up their rigs to do drilling and explore for oil. This is really a labor-saving and time-saving device because it is portable and it is wireless. So they don’t have to spend a lot of time connecting the monitors by hardwire. And we’ve seen some real strong interest in this product. So that is just one area where we believe this product is going to open up a whole lot of opportunities. We are also seeing some opportunities, as we said in our remarks, in the Asia-Pacific region, particularly Indonesia where there’s a lot of oil exploration. And then we are seeing growth in the course in our AreaRAE products. And overall our wireless products have grown 32%. So all of those are in part due to making inroads I should say into the oil and gas business.
KEN LIDDY
As far as the stimulus package, you mentioned you see some significant opportunities. Do you see that having an impact in 2009 or 2010?
BOB CHEN
Yes. We believe the stimulus package may take some time to go through the system. So we believe the second half and 2010 some of the programs we look at both in the US and also in China, we are well-positioned to take advantage of some of these programs.
KEN LIDDY
And with regards to China, you obviously saw a bit of slowdown in the fourth quarter. Do you see that picking back up in the second half of 2009?
BOB CHEN
Yes. I think definitely China is coming back with a stimulus package. The railroads and a lot of steel mills and the infrastructure building. There’s also China putting effort around the

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environmental protection and on the —. Also the Mumbai incidents in India also had an impact in China. And the 2010 events for the Shanghai EXPO, we do see opportunity for the security area as well. So we think our product line will find a good application there.
KEN LIDDY
Randy, one last question. The goodwill impairment charge, could you describe what that was for?
RANDY GAUSMAN
Yes, I’m sure you’ve probably seen this with some of your other companies. There’s one of the accounting provisions SFAS 142 goodwill and other intangible assets requires that we do a review of our carrying value of our intangibles, in particular, goodwill. So at the end of 2008, unfortunately our market cap was below our book value. So that was the reason that we had to look at our — of the carrying value of our goodwill and based on that analysis, we’ve determined that the implied fair value of the goodwill was less than the carrying value. So we had to write it off. Again it’s a non-cash charge. And going forward we have no more goodwill on the books. So this is just a one-time event.
KEN LIDDY
Understood. With regards to your stock, are you concerned about your listing?
RANDY GAUSMAN
Of course we are concerned about it, but directly to your question is, we have not yet had any correspondence with the stock exchange regarding our listing, our price being below the $1.00 level.
KEN LIDDY
I understand that there actually may be waiving that for some regulations.
RANDY GAUSMAN
Yes. I read a number of articles that Bob Durstenfeld and Bob Chen have that, given today’s current economic environment there are more than several companies in the same situation that are having this waive for the time being.
OPERATOR
[Art Andrews] with Laidlaw, Inc.
ART ANDREWS
Two questions please. Your current book value is —?
RANDY GAUSMAN
Its $43 million.
ART ANDREWS
Okay. Second question, do you have specific product geared towards protecting cargo that comes in and out of the country at our coastline — seaports? Specific products?
BOB CHEN
Art, can you repeat your question, please?
ART ANDREWS
Sure. Do you have specific products that are geared towards protecting incoming cargo from contamination or some devices within them that might be a threat to Homeland Security?
BOB CHEN
Yes, in 2004, President Bush signed the Law of Maritime Securities and also we developed the sensor module to monitor the cargo container we call Smart Secure Container. We have the

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solution. We did a sea trial and we have a technology. We have the product. We have the solution for it. Unfortunately the Iraqi War erupted and there was no funding for the project. We do have the technology, and we have applied it to other markets such as our products based on the mesh radio, radiation detection and chemical sensor technology expanded into oil and gas and the digital mines and expanded into environmental protection, environment, also Homeland Security. So to answer your question, yes, we have the field proven technology and a sensor technology to address these problems.
ART ANDREWS
Thank you
Operator
Gentlemen, there are no further questions. I would like to turn the call back to Bob Chen for his closing remarks.
Mr. Bob Chen
I would like to personally thank you for your time this afternoon and your continued support of RAE Systems. We are focused on expanding the RAE brand world-wide, continuing with our operating expense reduction programs and dedicated to growing a strong global business, all of which will help us to reach our 2009 goals.
I look forward to speaking with you at our next conference call. Have a pleasant afternoon. Goodbye.
Operator
Ladies and gentlemen, this concludes the forth quarter and 2008 earnings call for RAE Systems. Thank you for joining in.

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